Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION OF

LASER PHOTONICS CORPORATION

Laser Photonics Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (as the same may be amended and supplemented from time to time, the “DGCL”) hereby certificates as follows:

FIRST: The name of the corporation is Laser Photonics Corporation (the “Corporation”). The Certificate of Incorporation of the Corporation (the “Certificate”) was filed in the Office of the Secretary of State of Delaware on March 1, 2021 and was amended on December 7, 2021.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the DGCL, adopted resolutions to amend the Certificate as follows:

Article 1 of the Certificate is hereby amended and restated in its entirety to read as follows:

“The name of the Corporation is LASE Corp.”

THIRD: This Certificate of Amendment shall become effective at 12:01 ET on November 4, 2026.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer as of October 30, 2026.

By:	/s/ Dmitri Nikitin
Name:	Dmitri Nikitin
Title:	Executive Chairman